UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2009

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, Milwaukee, Wisconsin		53209
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

At its meeting on September 16, 2009, the Board of Directors (the "Board") of Johnson Controls, Inc. (the "Company") elected Mr. David Abney to serve as a director of the Company as a member of the class of directors whose terms expire at the January 27, 2010 annual meeting of shareholders. Mr. Abney’s election to the Board of Directors was effective immediately. Mr. Abney has not yet been appointed to serve as a member of any committee of the Board. The Board of Directors has made a determination that Mr. Abney is independent pursuant to the listing standards of the New York Stock Exchange as well as the Company’s Corporate Governance Guidelines.

Mr. Abney is the Senior Vice President and Chief Operating Officer of United Parcel Service, Inc. ("UPS") and has served in that capacity since 2007. UPS is a global transportation services provider that is currently providing services to the Company and during the past three years has provided not more than approximately $9,000,000 in services on an annual basis to the Company. The Board considered the amount of payments from the Company to UPS and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for Mr. Abney under the NYSE listing standards or the Company’s Corporate Governance Guidelines.

The Company’s Non-Employee Director Compensation Policy, as amended as of September 1, 2009, is applicable to Mr. Abney. In connection with Mr. Abney’s election to the Board, on September 16, 2009 he will receive a pro rata portion of the current $100,000 annual cash retainer the Company pays to its non-employee directors as well as a pro rata portion of the annual $100,000 retainer that is paid in shares of the Company’s common stock. The shares of common stock will be issued pursuant to the Company’s 2003 Stock Plan. Additionally, on September 16, 2009, Mr. Abney will receive a grant of share units with a value of $85,000 under the Company’s Director Share Unit Plan, as amended and restated as of September 1, 2009, in lieu of an initial grant of 2,400 shares of the Company’s common stock as the Director Stock Plan previously provided for newly-elected directors.

The Board of Directors also took action at the September 16, 2009 meeting to increase the size of the Board from ten to eleven members effective upon Mr. Abney’s election. This action did not require an amendment to the Company’s By-laws because the By-laws provide for a range in the size of the Board of not less than ten nor more than thirteen members, with the Board being required to determine the size of the Board within this range by resolution.

Compensation Plan Changes

Also at its meeting on September 16, 2009, the Board approved the Executive Compensation Incentive Recoupment Policy, effective September 15, 2009. The Policy is applicable to elected officers of the Company, including the named executive officers, and applies to cash incentives for performance and provides that the Compensation Committee of the Board may require reimbursement from recipients for overpayment in limited circumstances.

On September 15, 2009, the Compensation Committee of the Board approved amendments to the Executive Survivor Benefits Plan and the Retirement Restoration Plan and approved a new form of Change of Control Executive Employment Agreement:

• The Executive Survivor Benefits Plan was amended to provide that no new executives will be approved for participation in such plan after September 15, 2009.
• The Retirement Restoration Plan, which is applicable to eligible employees of the Company, including eligible named executive officers, was amended to eliminate any provision that provides for the vesting of benefits automatically upon a participant’s death, effective September 15, 2009.
• A new form of Change of Control Executive Employment Agreement was approved for agreements entered into on or after September 15, 2009. The new form of Agreement eliminates an executive’s right to terminate employment for any reason during the 30-day period following the first anniversary of the change of control event and receive the change in control payment under the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

September 21, 2009	By:	/s/ Susan M. Kreh

Name: Susan M. Kreh
Title: Vice President and Corporate Controller